Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2026, except for Note 3 to the financial statements, as to which the date is May 8, 2026, with respect to the financial statements of Avalanche Treasury Company LLC included in the Registration Statement on Form S-1 of Avalanche Treasury Corporation as of December 31, 2025 and for the period from August 20, 2025 (inception) through December 31, 2025.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

September 25, 2026